Exhibit 16.1

FORM 8-K ATTACHMENT - CHANGE OF ACCOUNTANTS’ LETTER

February 4, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Vegalab, Inc. under Item 4.01 of its Form 8-K dated February 1, 2019. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Vegalab, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp